January 16, 1997



Richard S. Rudick, Esq.
125 East 63rd Street
New York, N.Y. 10021

Dear Dick:

This letter, when signed by both of us, will confirm our understanding as follows regarding certain matters relating to your employment.

Your employment as a Senior Vice President of the Company is "at will", and may be terminated by the Company or by you at any time, for any reason, subject however to the provisions of this agreement.

If your employment is terminated by the Company other than for cause as defined below, you shall be entitled to severance as follows:

Continuation of base salary then in effect for 15 months ("the Severance Period") from the date of termination. If during the Severance Period you obtain regular employment, you agree to promptly notify the Company, and the payments due hereunder shall be reduced dollar for dollar by the amount of cash compensation in excess of $90,000 from such employment during the Severance Period. If as a result of any such offset, the Company has overpaid you, you agree to promptly reimburse the Company.

Coverage during the Severance Period (at the levels in effect for comparable employees from time to time,) under the following employee benefit plans or provisions for comparable benefits outside such plans, but only to the extent comparable coverage is not provided by any new employer: (1) Group Health Insurance Program; (2) Group Life and Accidental Death and Dismemberment Insurance, taking into account any waiver of coverage under the Supplemental Executive Retirement Plan ("SERP") in which you participate.

Outplacement services, in accordance with the policy of the Company for senior executives at the time of termination.

If within 18 months following a "change of control" as defined in the SERP, you are terminated by the Company other than for cause as defined below, or elect to terminate your contract for "good reason" as defined in the SERP, in either case you shall, in addition to the amounts specified above, be entitled to your "target incentive amount" under the Executive Annual Incentive Plan ("EAIP") for a fiscal year ending during the Severance Period, (and if not otherwise determined prior to termination, for any prior fiscal year) and the same amount (pro- rated to the end of the Severance Period), for the EAIP for a fiscal year beginning during the Severance Period, or the equivalent under any comparable bonus or variable compensation plan which may hereafter be adopted by the Company in lieu of the EAIP.

Richard S. Rudick, Esq.                                         January 16, 1997



You agree that the payments and benefits set forth above shall be full and adequate compensation for all damages you may suffer as result of termination of your employment.

If, without cause or your consent, or other than on account of disability as defined in the Company's programs, your cash compensation is reduced from the current levels (other than as a result of targets not being met in any EAIP or equivalent program) and within 30 days thereafter you elect to terminate your employment by written notice, or if you elect to terminate your employment for "good reason" within 18 months following a "change of control", in either case such termination shall be treated as a termination by the Company without cause for purposes of this agreement.

Notwithstanding the foregoing, any rights or benefits you may have under the employment and benefit plans and programs of the Company (other than for severance, which shall be determined hereunder), including without limitation the SERP shall be determined in accordance with such plans and programs, and nothing in this agreement shall modify or reduce any rights you may have resulting from a "change of control" as defined in the SERP.

For purposes of this agreement, "cause" shall be limited to:

a substantial failure or refusal to devote your full business time, and your knowledge and skills, to the best of your ability, to the performance of your duties, after notice by the Company, or serious willful misconduct relating to your duties and obligations as an employee.

Conviction of a crime, perpetuation of a fraud, habitual intoxication or illegal use of controlled or habit forming substances, or knowingly making a material false statement to the Company's board or management.

In consideration of our entering into this agreement, you agree that for period of five months after termination of your employment for any reason other than termination by the Company without cause, or termination by you for "good reason" following a "change of control" as defined in the SERP, you will not directly or indirectly be employed by, render services to, or participate in the management, operation or control (as a consultant or otherwise), of a business

Richard S. Rudick, Esq.                                         January 16,1997



of the same nature as that carried on by the Company or any of its subsidiaries. You further agree that for one year after termination of your employment for any reason (including termination by the company without cause) except for a termination by the company, or by you for "good reason within 18 months following a change of control", you will not directly or indirectly solicit for employment or hire any employee of the company, without our prior written consent.

Except as otherwise provided above, this is our entire agreement concerning your employment, and no modification shall be binding unless it is in writing and signed by the party against whom enforcement is sought. This agreement shall be interpreted and construed in accordance with the laws of the State of New York, without giving effect to its conflict of laws provisions, and shall be binding upon the Corporation and its successors and assigns.

Please sign and return the enclosed copy of this letter to confirm our agreement.

                                                 Sincerely,

                                                 JOHN WILEY & SONS, INC.

                                                 By: ______________________
                                                     Charles R. Ellis
                                                     President & Chief Executive
                                                     Officer

Agreed:


_______________________